As filed with the Securities and Exchange Commission on July 6, 2012

Registration No. 333-161051

Registration No. 333-137944

Registration No. 333-118819

Registration No. 333-96899

Registration No. 333-68322

Registration No. 333-45710

Registration No. 333-83561

Registration No. 333-67441

Registration No. 333-56975

Registration No. 333-27739

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-161051
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-137944
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-118819
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-96899
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-68322
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-45710
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-83561
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-67441
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-56975
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-27739

UNDER THE SECURITIES ACT OF 1933

COST PLUS, INC.

(Exact Name of Registrant as Specified in its Charter)

CALIFORNIA	94-1067973
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

200 4TH Street

Oakland, California 94607

(510) 893-7300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cost Plus, Inc. 1995 Stock Option Plan

Cost Plus, Inc. 1996 Director Option Plan

Cost Plus, Inc. 2004 Stock Plan

Cost Plus, Inc. Deferred Compensation Plan

(Full titles of the Plans)

Jane L. Baughman

c/o Cost Plus, Inc.

200 4th Street

Oakland, California 94607

(510) 893-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Peter Samuels, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
(212) 969-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Cost Plus, Inc. (the “Company”) on Form S-8, in each case as amended by any post-effective amendments thereto (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-161051, registering (i) 1,500,000 shares of the Company’s common stock, par value $0.01 (“Company Common Stock”), under the Cost Plus, Inc. 2004 Stock Plan (the “2004 Plan”), and (ii) 300,000 shares of Company Common Stock under Cost Plus, Inc. 1996 Director Option Plan (the “Director Plan”);

•                  Registration Statement No. 333-137944, registering (i) 1,000,000 shares of Company Common Stock under the 2004 Plan, and (ii) 200,000 shares under the Director Plan;

•                  Registration Statement No. 333-118819 registering (i) 1,800,000 shares of Company Common Stock under the 2004 Plan, and (ii) 100,000 shares under the Director Plan;

•                  Registration Statement No. 333-96899 registering (i) 900,000 shares of Company Common Stock under the Cost Plus, Inc. 1995 Stock Option Plan (the “1995 Plan”), and (ii) 150,000 shares under the Director Plan;

•                  Registration Statement No. 333-68322 registering 350,000 shares of Company Common Stock under the 1995 Plan;

•                  Registration Statement No. 333-45710 registering (i) 350,000 shares of Company Common Stock under the 1995 Plan, and (ii) 100,000 shares of Company Common Stock under the Director Plan;

•                  Registration Statement No. 333-83561 registering 400,000 shares of Company Common Stock under the 1995 Plan;

•                  Registration Statement No. 333-67441 registering 250,000 shares of Company Common Stock under the 1995 Plan;

•                  Registration Statement No. 333-56975 registering (i) 400,000 shares of Company Common Stock under the 1995 Plan, and (ii) 40,000 shares of Company Common Stock under the Director Plan; and

•                  Registration Statement No. 333-27739 registering 250,000 shares of Company Common Stock under the 1995 Plan.

On June 29, 2012, the Company completed its merger with Blue Coral Acquisition Corp. (“Merger Sub”), a California corporation and wholly owned subsidiary of Bed Bath & Beyond Inc. (“Parent”), a New York corporation, whereby Merger Sub was merged with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. The consummation of the Merger and certain related events were disclosed in the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission (the “SEC”) on June 29, 2012.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements.  Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and (in accordance with the undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering) removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on July 3, 2012.

COST PLUS, INC.

By:	/s/ Jane L. Baughman
Jane L. Baughman
Chief Financial Officer

Pursuant to the requirements of the Securities Act, these post effective amendments have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Barry J. Feld	Chief Executive Officer and Director	July 3, 2012
Barry J. Feld	(Principal Executive Officer)

/s/ Jane L. Baughman	Executive Vice President, Chief Financial Officer	July 3, 2012
Jane L. Baughman	(Principal Financial Officer)
July 3, 2012
/s/ Charles Miltner	Vice President, Controller
Charles Miltner	(Principal Accounting Officer)
July 3, 2012
/s/ Steven H. Temares	Director
Steven H. Temares		July 3, 2012

/s/ Eugene Castagna	Director
Eugene Castagna
July 3, 2012
/s/ Allan Rauch	Director
Allan Rauch